Exhibit 8.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax

January 16, 2018

Deltic Timber Corporation

210 East Elm Street

P.O. Box 7200

El Dorado, AR 71731-7200

RE:	United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Deltic Timber Corporation, a Delaware corporation (“Target”), in connection with the Agreement and Plan of Merger, dated as of October 22, 2017 (the “Merger Agreement”), by and among Potlatch Corporation, a Delaware corporation (“Acquiring”), Portland Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiring (“Merger Sub”), and Target, which, among other things, provides for the merger (the “Merger”) of Target with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger and with holders of shares of common stock of Target, par value $0.01 per share (the “Target Common Stock”), receiving, in exchange for their Target Common Stock, solely shares of common stock of Acquiring, par value $1.00 per share (the “Acquiring Common Stock”). This opinion is being delivered in connection with the Registration Statement (File No. 333-212739) of Acquiring on Form S-4 filed on December 7, 2017, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiring and Target (each a “Representation Party” and together, the “Representation Parties”)

Deltic Timber Corporation

January 16, 2018

delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate in order to enable us to render our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers of the Representation Parties and that we will render our opinion pursuant to Section 7.03(e) of the Merger Agreement, each on the Closing Date. In addition, we have assumed that Acquiring will qualify for taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year in which the Merger occurs, and that the applicable REIT opinion required to be delivered pursuant to Section 7.02(d) of the Merger Agreement at the closing of the Merger will be delivered and will be correct.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement and Representation Letters. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Target and Acquiring referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Questions and Answers,” “Summary—U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Tax Consequences of the Merger.” In giving such consent,

Deltic Timber Corporation

January 16, 2018

we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP